Exhibit 99.1

Contact:

Sameer Desai

Senior Director, Corporate Development &

Investor Relations

TTM Technologies, Inc.

+1 714 327 3050

sameer.desai@ttmtech.com

FOR IMMEDIATE RELEASE

TTM TECHNOLOGIES, INC. APPOINTS CHANTEL E. LENARD AS NEW BOARD MEMBER

COSTA MESA, CA — September 6, 2018 — TTM Technologies, Inc. (NASDAQ: TTMI (“TTM”)), a major global printed circuit board (PCB) manufacturer, announced today that the Board appointed, subject to approval from the United States Defense Security Service, Ms. Chantel E. Lenard as a Class I director with a term expiring in May of 2019.

Since 2017, Ms. Lenard has been a lecturer in marketing at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company in 2017 where she served in various positions in a career spanning 25 years. Ms. Lenard most recently held the position of Ford’s executive director of U.S. Marketing from 2013 to 2017 after living in Shanghai and serving as Ford’s Vice President of Marketing for Asia Pacific and Africa from 2010 to 2013. Ms. Lenard holds a bachelor’s degree in industrial engineering from Purdue University and a master’s degree in business administration from Harvard University.

“We are pleased to appoint Chantel to our Board of Directors,” said Robert E. Klatell, Chairman of the Board of TTM. “Her extensive background in the automobile industry, a key strategic market for the Company, coupled with her lengthy and diverse experience in international marketing, will bolster the Board’s capabilities as we look to the future for TTM.”

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.